---------------------------
                                                             OMB APPROVAL
      U.S. SECURITIES AND EXCHANGE COMMISSION        OMB Number        3235-0287
              Washington, DC 20549                   Expires:  December 31, 2001
                                                     Estimated average burden
                                                     hours per response......0.5
                                                     ---------------------------

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*
     Kelen, Erwin
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
     One Financial Plaza, Suite 2005    120 South 6th Street
--------------------------------------------------------------------------------
                                    (Street)
     Minneapolis, MN 55402
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol
     Insignia Systems, Inc. (ISIG)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year
     April 2001
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5.   If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)
     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          4/16/01        M               5,000        A    $1.375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          4/16/91        S               5,000        D    $9.1632   25,000         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 30,000         I        Children's
                                                                                                                         Trust
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).

           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     $1.375    4/16/01    M              5,000  5/9/96   5/9/01    C.S.     5,000             0         D
  Option
------------------------------------------------------------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:




**Intentional misstatements or omissions of               /s/ Erwin Kelen
facts constitute Federal Criminal Violations.          -------------------------
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of               4/24/01
       which must be manually signed. If space         -------------------------
       is sufficient, SEE Instruction 6 for                  Date
       procedure.

Potential persons who are to respond to the
collection of information contained in this
form are not required to respond unless the
form displays a currently valid OMB Number.                               Page 2